UNAUDITED Wisconsin River Power Company and Subsidiary	Exhibit A-4
Consolidated Statements of Income
For the Years Ended December 31, 2001

2001
Operating Revenues (Note 1 (f)):
Sales of Electric Energy to:
Consolidated Water Power Company	$1,738,492
Wisconsin Power and Light Company	1,738,492
Wisconsin Public Service Corporation	1,738,492
5,215,476
Net Timber Sales	234,140
Other	83,026
Total Operating Revenue	5,532,642

Operating Expenses:
Operation	850,072
Maintenance	601,059
Administrative and General (Notes 2 & 3)	912,154
Depreciation (Note 1(e))	365,109
Income Taxes (Notes 1(g) and 4)	743,305
Property and Other Taxes	841,846
Total Operating Expenses	4,313,545

Net Operating Income	1,219,097

Other Income (Expenses):
Sale of Undeveloped Land and Property, Net of Expenses (Note 5)	2,345,007
Net Timber Sales (Note 5)	384,229
Land Development Revenues, Less Expenses (Note 5)	-
Interest and Dividend Income	29,526
Other Income and Expense (See Note Below)	(217,652)
Income Taxes (Notes 1(g) and 4)	(1,009,325)
Interest Expense	(15,590)
Net Other Income	1,516,195

Net Income	$2,735,292

Note: Includes operating results of the subsidiary, The Lakes Development Company, Inc.

UNAUDITED Wisconsin River Power Company and Subsidiary Consolidated Statements of Retained Earnings For the Years Ended December 31, 2001	Exhibit A-4

2001

Balance, Beginning of Year	$5,000,668
Add - Net Income	2,735,292
Less - Dividends Declared	3,373,344
Balance, End of Year	$4,362,616